Exhibit 10.31

Dated 18 October 2021

GP NETWORK ASIA PTE LTD

PT IDE TEKNOLOGI INDONESIA

PT ABHIMATA ANUGRAH ABADI

PT CAKRA FINANSINDO INVESTAMA

SHAREHOLDERS’ AGREEMENT

relating to

PT BUMI CAKRAWALA PERKASA

This Agreement is made on 18 October 2021 by and between:

(1)	GP Network Asia Pte. Ltd. (“Grab”), a limited liability company incorporated in Singapore having its registered office at 6 Battery Road #38-04 Singapore 049909;

(2)

PT Abhimata Anugrah Abadi (“AAA”), a company duly organized and existing under the laws of the Republic of Indonesia, having its registered address at Menara Batavia 5th Floor, Jl. KH. Mas Mansyur Kav. 126, Karet Tengsin Sub-District, Tanah Abang District, Central Jakarta;

(3)

PT Cakra Finansindo Investama (“CFI”), a company duly organized and existing under the laws of Republic of Indonesia, having its registered address at Axa Tower – Kuningan City, 32nd Floor, Jl. Prof DR Satrio Kav. 18, Setia Budi, Jakarta Selatan 12930, Indonesia; and

(4)

PT Ide Teknologi Indonesia (“ITI”), a limited liability company duly established and existing under the laws of the Republic of Indonesia and having its domicile at RDTX Tower, Lantai 3 Zone B Jl. Prof. Dr. Satrio Kav. E IV No. 6 Mega Kuningan Kel. Karet Kuningan, Kec. Setiabudi Kota Administrasi Jakarta Selatan 12940.

Whereas:

(A)	PT Bumi Cakrawala Perkasa (the “Company”) is a limited liability company established under the laws of the Republic of Indonesia;

(B)	As of the date of this Agreement, the shareholding structure of the Company is as set out in Schedule 1.

(C)	The Parties have agreed to regulate the affairs of the Company and the respective rights and obligations of the Shareholders on the terms and subject to the conditions of this Agreement.

It is agreed as follows:

1.	Definitions and Interpretation

1.1	Definitions

1.1 In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

1.2 “Affiliate” means:

(a)

with respect to any Person that is a legal entity, another entity that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such entity; and

(b)	with respect to any individual, any of his Associates;

“Annual Budget” has the meaning given in Clause 3.3;

“Articles” means the Articles of Association of the Company;

“Associates” means, with respect to any individual:

(a)	his or her (i) parent, (ii) spouse, (iii) child and (iv) siblings (collectively, “Relatives”); and

(b)

any company, trust or other entity which such individual or any of his Relatives, individually or in the aggregate, has a majority beneficial interest in or otherwise Controls (and, for the purpose of this definition, a trust is Controlled by one or more persons if his or their wishes shall generally be adhered to by the relevant trustees);

“Bahasa Indonesia Translation” has the meaning given in Clause 14.14;

“BOC” means the board of Commissioners of the Company;

“BOD” means the board of Directors of the Company;

“Business” means the business of providing loyalty points programmes, financial services and payment services in Indonesia through an electronic platform and the financial technology business generally;

“Business Day” means a day on which banks are open for business in New York, USA; Singapore, and Jakarta, Indonesia, but excluding Saturdays, Sundays and public holidays;

“Business Plan” has the meaning given in Clause 3.2;

“Commissioners” means the commissioners of the Company;

1.3 “Confidential Information” means:

(a)	(whether or not designated as such) any of the following information that has been provided by or on behalf of one Party to the other Parties or their advisers:

(i)

the following types of information and other information of a similar nature (whether or not reduced to writing or still in development): designs, concepts, drawings, ideas, inventions, specifications, techniques, discoveries, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, know-how, new product or new technology information, marketing techniques and materials, marketing plans, timetables, strategies and development plans, proprietary rights (including prospective trade names or trademarks or service marks), information related to customers, pricing policies, and financial information;

(ii)	any information relating to the Business and the Group; or

(iii)	any information relating to any Party, its direct and indirect shareholders or investors and any of their respective Affiliates; and

(b)	includes the negotiations leading to this Agreement, the existence and provisions of this Agreement and the transactions contemplated by this Agreement;

1.4 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities, by contract or otherwise, and “Controlled by”, “Controlling” and “under common Control with” shall be construed accordingly;

“Directors” means the directors of the Company;

“Distribution” means any dividend or other distribution, whether (a) in cash or in kind, (b) interim or final and (c) in the nature of income or capital, including by way of a share repurchase, redemption or capital reduction;

“Effective Date” means 8 October 2021.

“Encumbrances” means:

(a)	any charge, claim, hypothecation, lien, mortgage, power of sale, retention of title or security interest of any kind over and in respect of such asset; and

(b)	any right of pre-emption, first offer, first refusal, tag-along or drag-along of any kind to which any such asset is subject or any right or option for the sale or purchase of any such asset;

“Financial Year” means the period commencing 1 January to 31 December of the same calendar year (both dates inclusive);

“Governmental Authority” means any supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority or any securities exchange wherever located;

““Group” means the Company and its subsidiaries from time to time, and “Group Company” means any of them;

“IDR” means Indonesian Rupiah, the lawful currency of the Republic of Indonesia;

“Insolvency Event” occurs in relation to any Person when:

(a)	it is unable to pay its debts as they fall due or all its liabilities exceed all its assets; or

(b)	(i) an order is granted;

(ii)	a petition or application is presented or filed with any court of competent jurisdiction; or

(iii)	a resolution is passed,

for (x) it to be Wound-up, (y) any arrangement with its creditors or any group of them under which such creditors are to receive less than the full amounts due to them, or (z) a liquidator, receiver, administrative receiver, administrator, judicial manager, compulsory manager, trustee, supervisor or other similar or analogous officer or official to be appointed over it or any of its assets, business or undertaking, and “Insolvent” shall be construed accordingly;

“Law” means any statute, act, code, law (including common law and equity), regulation, rule, ordinance, order, decree, ruling, determination, judgment or decision of any Governmental Authority;

“Law 24” means Law No. 24 of 2009 regarding National Flag, Language, Coat of Arms, and Anthem of Indonesia (Undang-Undang Republik Indonesia Nomor 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara, Serta Lagu Kebangsaan);

“Losses” means damages, losses, liabilities, costs, charges and expenses (including the reasonable fees and expenses of legal advisers, experts and other consultants) and interest, fines and penalties;

“Notice” has the meaning given in Clause 12.2;

“Shares” means shares of par value IDR1,000,000 each in the capital of the Company;

“Party” means each party to this Agreement;

“Person” means any individual, company, corporation, general partnership, limited partnership, trust or other entity, organisation or unincorporated association, wherever constituted or located and whether or not having separate legal personality, including any Governmental Authority;

“President Director” means the president director of the Company;

“Proceeding” means any action, claim, demand, appeal, litigation, arbitration or dispute resolution proceeding, or any disciplinary or enforcement proceeding, in any jurisdiction;

“PSAK” means the generally accepted accounting principles and standards in Indonesia (Pernyataan Standar Akuntansi Keuangan) as promulgated by the Financial Accounting Standards Board (Dewan Standar Akuntansi Keuangan) of the Association of Accountants of Indonesia (Ikatan Akuntan Indonesia) and in force from time to time;

“Representative” means, in relation to any Person, the commissioner, director, officer, employee and advisor of such Person and its Affiliates;

“Shareholder” means, as at any date of determination, any Person who is registered as a holder of Shares in the register of shareholders of the Company;

“Shareholders’ Meeting” means any meeting of the Shareholders voting as one and the same class (and any adjournment thereof);

“Shares” means shares of any class in the capital of the Company, including the Shares;

“SIAC” means the Singapore International Arbitration Centre;

“SIAC Rules” has the meaning given in Clause 13.2.1;

“Surviving Provisions” means Clauses 1, 8 and 10 to 14

“Taxation” or “Tax” means all forms of taxation whether direct or indirect, deemed or actual, and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, value added or otherwise (whether imposed by way of a withholding or deduction for or on account of tax or otherwise), and all penalties, charges, costs and interest relating thereto;

“Transfer” means, in relation to any securities issued by any Group Company, directly or indirectly, to:

(a)	sell, assign, dispose of, transfer, give or lend any such securities;

(b) grant, issue or sell, or accept, assume or purchase, any option, right or warrant to purchase or (as the case may be) sell any such securities (including any right of first offer, right of first refusal or other pre-emptive right);

(c) enter into any transaction relating to any such securities having a similar effect as any of the foregoing (including any derivative transaction, whether settled by delivery of any securities, payment of cash or otherwise); or

(d) offer or agree to enter into any of the foregoing,

and “Transferred” and “Transferring” shall be construed accordingly;

“Winding-up” means, in relation to any Person, the bankruptcy, winding-up, liquidation, dissolution or striking-off of that Person or such other analogous process under applicable Laws as will result in that Person ceasing to exist (other than pursuant to a merger, amalgamation or similar process), and “Wind-up” and “Wound-up” shall be construed accordingly.

1.2	This Agreement

1.2.1	References to “this Agreement” and any other agreement or document referred to in this Agreement:

(i)	are to this Agreement and such other agreement or document as from time to time amended; and

(ii)

include all Recitals, Schedules and Appendices to this Agreement and to such other agreement or document, which shall form an integral part of this Agreement or such other agreement or document, as the case may be.

1.2.2	Headings are for convenience only and shall not affect the interpretation of this Agreement.

1.2.3	Unless the context otherwise requires or permits:

(i)	references to the singular number shall include references to the plural number and vice versa;

(ii)	references to natural persons shall include bodies corporate and vice versa;

(iii)	words denoting any gender shall include all genders; and

(iv)	references to any Party or Person shall include its successor entity.

1.3	Statutes

1.5	References to a statute or statutory provision:

1.3.1	include any subsidiary legislation made from time to time under that statute or provision; and

1.3.2	refer to that statute or provision as from time to time modified, re-enacted or consolidated.

1.4	Reasonable Efforts

1.6 References in this Agreement to a Party using its “reasonable efforts” or similar obligations shall be construed to require a Party to act in accordance with the standards of a reasonable and prudent Person in its position acting properly in that Person’s interests and doing what is commercially practicable and incurring such expenditure as is commercially reasonable in such circumstances and, for the avoidance of doubt, shall not be construed to require a Party to do or cause to be done anything outside of its control or legal power.

1.5	Others

1.5.1	Shares “outstanding” in respect of a company means all the shares of such company in issue, but excluding any shares of such company held in treasury.

1.5.2	Any reference to books, records or other information means books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm.

1.5.3	The word “including” shall be deemed to be followed by “without limitation” or “but not limited to”, whether or not they are followed by such phrases or words of like import.

1.5.4	The word “otherwise” shall not be construed as limited by the words with which it is associated.

1.5.5	References to time of day are to the time in Jakarta, Indonesia, unless otherwise stated.

1.6	No Contra Preferens

1.7 No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated Parties advised by counsel.

2.	Effective Date and Key Principles

2.1	When Provisions of this Agreement come into Effect

1.7.1	All provisions of this Agreement shall come into effect on the Effective Date.

2.2	Shareholding Percentage

1.7.2	On the Effective Date, the shareholding structure of the Shareholders is as set out in Schedule 1.

3.	Key Management, Business Plan, Annual Budget and Funding

3.1

To facilitate the application of Grab’s expertise and resources in directing the substantive business activities of financial services technology companies, the Parties hereby agree that Grab, in their capacity as a shareholder of the Company, and/or any director or commissioner nominated by Grab, shall have the right to:

3.1.1

to propose and approve the remuneration, the removal and/or the appointment of the Chief Executive Officer and the Chief Financial Officer, including to nominate and appoint them as member of the board of directors of the Company (including, as the president director);

3.1.2	to propose and approve the adoption of (including revision of) the Business Plan and the Annual Budget;

3.1.3	to propose and approve future funding to the Company, either through debt financing or issuance of new shares or other funding structure.

3.2	Business Plan

3.2.1

The Business shall, in all material respects, be conducted in accordance with the business plan for the Group as approved by the shareholders, conducted in accordance with the provisions of shareholders meeting in Schedule 2 (the “Business Plan”).

3.2.2	It is agreed as follows:

1.7.3

(i) the BOC shall instruct the BoD to prepare and deliver to the BOC a draft Business Plan at least 3 months before the start of each financial year period, which shall attach such reasonable supporting documents as may have been used in preparing the draft Business Plan or as may be reasonably necessary to evaluate the draft Business Plan;

1.7.4	(ii) each Commissioner may, upon receipt of the draft Business Plan, provide his comments on the draft Business Plan to the BOC and the BoD;

1.7.5

(iii) the BOC shall, upon receipt of comments on the draft Business Plan from any Commissioner or Director, instruct the BoD to discuss such comments with the BOC with a view to incorporating such comments as the BoD considers reasonable and to submit to the BOC a revised draft Business Plan, if any; and

1.7.6

(iv) the BoD shall convene a shareholders meeting, conducted in accordance with the provisions of shareholders meeting in Schedule 2, to approve the draft Business Plan or the revised draft Business Plan (as the case may be).

3.3	Annual Budget

3.3.1

The Business shall, in all material respects, be conducted in accordance with the annual budget of the Group for each Financial Year as approved by the shareholders, conducted in accordance with provisions of shareholders meeting in the Schedule 2 (“Annual Budget”), which Annual Budget shall, in all material respects, be consistent with the then approved Business Plan.

3.3.2	It is agreed as follows:

1.7.7	(i) the BOD shall prepare a draft Annual Budget at least 3 months before the start of each new Financial Year, which shall:

1.7.8	(a) be prepared to substantially the same level of detail as the Annual Budget for the preceding year; and

1.7.9	(b) attach such reasonable supporting documents as may have been used in preparing the draft Annual Budget or as may be reasonably necessary to evaluate the draft Annual Budget;

1.7.10	(ii) each Director may, upon receipt of the draft Annual Budget, provide his comments on the draft Annual Budget to the other BOD and the BoC;

1.7.11

(iii) the BOD shall, upon receipt of comments on the draft Annual Budget from any Commissioner or Director, discuss such comments with the BOC with a view to incorporating such comments as the BoD considers reasonable; and

1.7.12

(iv) the BOD shall convene a shareholders’ meeting, conducted in accordance with the provisions of shareholders meeting in Schedule 2, to approve the draft Annual Budget or the revised draft Annual Budget (as the case may be).

4.	Capital and Further Finance

4.1	No Obligation to Provide Further Capital

1.7.13 No Shareholder shall be obliged to contribute any capital to any Group Company or to provide any security or guarantee in respect of the liabilities of any Group Company, whether in the form of equity or debt.

4.2	Funding Hierarchy

1.7.14 Without prejudice to Clause 4.3, if the BOD determines that the Company is required to raise further funding in order to meet its business and operational requirements, it shall seek to raise such funding in the following order:

4.2.1	first, the internal cash flows of the Company;

4.2.2	second, external debt financing on a non-recourse basis to the Shareholders or their respective Affiliates; and

4.2.3	third, issuance of new Shares to the Shareholders in proportion to their respective shareholding percentages as at the relevant record date for such issuance.

4.3	Capital Increases

4.3.1

This Clause 4.3 applies if the BOD having determined that the Company is required to raise further funding in order to meet its business and operational requirements and having taken into account the funding hierarchy in Clause 4.2 and all other considerations, including alternative funding options available to the Group, determines that it is in the best interests of the Company to raise such funding from the Shareholders.

4.3.2	The BOD shall, if it so proposes to raise funding from the Shareholders in the form of issuance of new Shares, propose to the shareholders such issuance by stating:

(i)

that the Company is required to raise further funding, the reasons therefor, when such additional amount is required, the implications to the Business or the Group (or part thereof) if such additional amount is not or is not timely paid to the Company and that the BOD has made the relevant determinations required under this Clause 4;

(ii)	the number of new Shares to be issued and the issue price per new Share; and

(iii)	when such amount is to be paid to the Company.

4.3.3	Any Share issued pursuant to this Clause 4.3 shall be:

(i)	duly authorised, validly issued, fully paid-up and shall rank pari passu in all respects with all other Shares in the relevant class of Shares as at the date of issuance; and

(ii)	free from any Encumbrances and issued with all rights attaching to such Shares as at the date of issuance of such Shares.

4.3.4

For the purposes of this Clause 4.3, references to an issue of new Shares and the issue price for such new Shares shall be construed to include transfers of treasury Shares and the transfer price for such treasury Shares (as the case may be).

4.4	Shareholders’ approval

1.7.15 Upon determination of the BoD that the Company is required to raise further funding, regardless of the form of funding, the BOD shall convene a shareholders’ meeting, conducted in accordance with the provisions of shareholders meeting in Schedule 2, to seek approval from the Shareholders on the funding structure and related item thereof.

5.	Accounts and Reports

5.1	Minutes and Records

1.8 The Company shall maintain proper, accurate and complete minutes of BOC and BOD meetings, accounting records, reports of key performance indicators and reports tracking the then approved Business Plan and the then approved Annual Budget and all other records relating to the conduct of its business in compliance with:

5.1.1	all applicable Laws; and

5.1.2	PSAK (or equivalent applicable generally accepted accounting standards).

5.2	Audit and Access to Records

1.9 The accounts of the Company shall be audited by the external auditors of the Company for the time being and a set of the accounts and other records shall be kept at the principal place of business of the Company or at such other place that the Company may notify in writing to the Shareholders. Each Shareholder and its authorised Representatives shall have full access to all such records and accounts at all reasonable times and will have the right to inspect the same and make copies of any such records and accounts, provided that Clause 8 shall apply to such access and inspection.

6.	Representations and Warranties

6.1	Mutual Representations and Warranties

1.10 Each Party represents and warrants to the other Parties as at the date hereof and on the Effective Date that:

6.1.1	it is a company duly incorporated and validly existing under its laws of incorporation;

6.1.2	it has full power and authority to enter into and deliver, and perform its obligations under, this Agreement;

6.1.3	it has taken all necessary actions to authorise its entry into and delivery of, and performance of its obligations under, this Agreement;

6.1.4	all approvals, authorisations, consents, clearances, orders, registrations, qualifications, actions, conditions and things required to be taken, fulfilled and done in order:

(i)	to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement; and

(ii)	to ensure that those obligations are valid, legally binding and enforceable,

(i) have been taken, fulfilled and done and have been obtained and are in full force and effect;

6.1.5	its obligations under this Agreement are valid, legally binding and enforceable obligations;

6.1.6	the entry into, exercise of the rights or performance of or compliance with its obligations under this Agreement do not and will not:

(i)	violate any law, regulation, judgment, order or decree of any court of competent jurisdiction or governmental body having jurisdiction over it which is binding on it or its assets;

(ii)	conflict with or result in a breach of or constitute a default under its constitutive documents or any agreement to which it is a party or which is binding on it or its assets; or

(iii)	result in the existence of, or oblige it to create, any security over any of its assets;

6.1.7	no Proceeding is pending or, so far as it is aware, threatened against it which would reasonably be expected to:

(i)	result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the performance by it of its obligations under this Agreement; or

(ii)	have the effect of delaying, frustrating or preventing it from performing its obligations under this Agreement; and

6.1.8	no Insolvency Event has occurred and is continuing in relation to it.

7.	Duration and Termination

7.1	Duration

1.11 This Agreement shall take effect from the Effective Date and continue thereafter without limit in point of time, but subject to termination in accordance with Clause 7.2.

7.2	Grounds of Termination

1.11.1	This Agreement may be terminated:

7.2.1	by the mutual agreement of all Parties and on the date specified in the relevant agreement;

7.2.2	upon the commencement of the Winding-up of the Company; or

7.2.3	with respect to any Shareholder, upon the completion of the Transfer by that Shareholder of all its Shares in accordance with this Agreement, provided that:

(i)	that Shareholder shall remain bound by the Surviving Provisions; and

(ii)

If following such Transfer there remain two or more Shareholders bound by the provisions of this Agreement (in addition to the Surviving Provisions), this Agreement shall continue in full force and effect as between such remaining Shareholders.

7.3	Consequences of Termination

1.11.2 Upon the termination of this Agreement, no Party shall have any claim against any other Party under this Agreement, except for any claim arising from any breaches by such other Party of:

7.3.1	this Agreement on or prior to such termination; or

7.3.2	the Surviving Provisions after such termination.

8.	Confidentiality

8.1	Confidentiality Restrictions

1.11.3	Subject to Clause 8.2, each Party shall:

8.1.1	keep confidential all, and shall not disclose to any Person any, Confidential Information; and

8.1.2	not use any Confidential Information other than for the purpose of exercising its rights and performing its obligations under this Agreement.

8.2	Exceptions

1.11.4 Clause 8.1 shall not prohibit disclosure or use of any Confidential Information if and to the extent:

8.2.1

the disclosure or use is reasonably necessary or appropriate or required by such Party or its Affiliates under applicable Laws (including the rules of any recognised stock exchange on which the disclosing Party or any of its Affiliates is listed) or in connection with such Party or its Affiliates being or becoming a publicly traded company or listing its securities on a regulated exchange;

8.2.2	the disclosure or use is required by any Governmental Authority having jurisdiction or supervisory authority over the affairs of the disclosing Party or any of its Affiliates;

8.2.3	the disclosure is made to a Tax authority in connection with the Tax affairs of the disclosing Party or any of its Affiliates;

8.2.4

the disclosure or use is required for the purpose of any Proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement to which the disclosing Party or any of its Affiliates is a party;

8.2.5

the disclosure is made to the Representatives of the disclosing Party who have a need to know the relevant information in the ordinary course of their duties or for the purposes of the transactions contemplated by this Agreement, provided that such disclosure is made subject to compliance by such Representatives with confidentiality obligations on terms substantially similar to the provisions of this Clause 8;

8.2.6

the disclosure is made to such Affiliate of the disclosing Party to whom information is reported in the ordinary course for the purpose of preparing consolidated financial statements, Tax filings or risk management;

8.2.7	such information is or becomes publicly available (other than by breach of this Agreement);

8.2.8	all other Parties have given their prior written approval to the disclosure or use; or

8.2.9	such information is independently developed by the relevant Party,

provided that prior to disclosure or use of any information required pursuant to Clauses 8.2.1 to 8.2.9, the disclosing Party shall promptly notify the other Parties of such requirement.

8.3	Return of Confidential Information

1.11.5 If a Shareholder ceases to be a Party to this Agreement and holds any Confidential Information belonging to any other Shareholder or any Group Company, it shall promptly upon written request by such other Shareholder or the Company return to such Person, or, as such Person may direct, destroy (to the extent reasonably practicable) all such Confidential Information, all materials containing such Confidential Information and all copies thereof, provided that it may retain any such information or material if so required:

8.3.1	by any Laws applicable to it or any of its Affiliates;

8.3.2	by any Governmental Authority having jurisdiction or supervisory authority over its or its Affiliates’ affairs; or

8.3.3	in accordance with its or its Affiliates’ internal policies as to the retention of documents, consistently applied.

8.4	Ownership of Confidential Information

8.4.1	Any Confidential Information disclosed by one Party to any other Parties or any Group Company shall at all times remain, as between the Parties, the property of the disclosing Party.

8.4.2	Nothing in this Agreement shall be construed as granting any license or any other rights with respect to any Party’s Confidential Information.

9.	Assignment

9.1	Restrictions on Assignment

1.11.6 No Party may assign or transfer any of its rights, benefits or obligations under or in connection with this Agreement to any other Person without the prior written consent of each Shareholder.

10.	Taxes

10.1	General

1.11.7 Each Shareholder shall bear and pay all Taxes payable under applicable Laws in respect of any and all Shares Transferred to or by it.

10.2	No Gross-Up

1.12 If any Group Company is required to make any deduction or withholding in respect of any Distribution or any other payment to be made to such Group Company’s shareholders on account of Tax, such Group Company shall not be required to pay any additional amount to such Group Company’s shareholders, whether so as to result in the amount actually received by such Group Company’s shareholders after such deduction or withholding being equal to the full amount of such Distributions or payments had there been no such deduction or withholding or otherwise.

11.	Costs and Expenses

1.13 Each Party shall bear and pay the costs and expenses (including the fees and expenses of its own advisers) incurred by it in connection with the negotiation and entry into of this Agreement.

12.	Notices

12.1	Communication Mode

1.13.1 Any notice or other communication in connection with this Agreement (each, a “Notice”):

12.1.1	shall be in writing; and

12.1.2

may be given or made by delivering (by hand, pre-paid registered post or courier), e-mailing or faxing it to the following address, e-mail address or facsimile number, in each case marked for the attention of the person specified in Clause 12.2 (or at such other address, e-mail address or facsimile number and for the attention of such other person as each Party may notify to the other Parties in writing from time to time).

12.2	Contact Details

1.13.2 A Notice to each Party shall be sent to the following address, or such other person or address as that Party may notify to the other Parties from time to time:

12.2.1	GP Network Asia Pte Ltd

Address:             6 Battery Road #38-04 Singapore 049909

E-mail address:corporate.finance@grab.com

Attention:           Board of Directors

12.2.2	PT Ide Teknologi Indonesia

1.13.3	Address: RDTX Tower, Lantai 3 Zone B Jl. Prof. Dr. Satrio Kav. E IV No. 6 Mega Kuningan Kel. Karet Kuningan, Kec. Setiabudi Kota Administrasi Jakarta Selatan 12940

12.2.3	PT Abhimata Anugrah Abadi

Address:	Menara Batavia 5th Floor, Jl. KH. Mas Mansyur Kav. 126, Karet Tengsin Sub-District, Tanah Abang District, Central Jakarta

E-mail address: andya.d@gmail.com; and legaldiv.matters@gmail.com

Attention:	Andya Daniswara—Director

12.2.4	PT Cakra Finansindo Investama

Address:	Axa Tower – Kuningan City, 32nd Floor, Jl. Prof DR Satrio Kav. 18, Setia Budi, Jakarta Selatan 12930, Indonesia

E-mail address: randy@cakrafinansindo.co.id

Attention:	San Verandy Herveranto Kusuma

12.3	Delivery

1.14 A Notice shall be effective upon receipt and shall be deemed to have been received and delivered:

12.3.1	48 hours after posting, if delivered by pre-paid registered post;

12.3.2	at the time of delivery, if delivered by hand or courier;

12.3.3	one calendar day following the date of transmission, if delivered by e-mail; and

12.3.4	at the time shown in the transmission report as the time that the whole facsimile has been sent, if sent by facsimile.

13.	Governing Law and Dispute Resolution

13.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of Singapore.

13.2	Arbitration

13.2.1

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the SIAC (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause.

13.2.2

The Tribunal shall consist of three arbitrators. If no agreement can be reached as to the appointment of the presiding arbitrator within the time period required by Rules, the presiding arbitrator shall be appointed by the Chairman of the SIAC for the time being.

13.2.3	The seat of arbitration shall be Singapore.

13.2.4	The arbitral award shall be final and binding upon all parties.

13.2.5	The language of the arbitration shall be English.

13.2.6

Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Singapore to support and assist any arbitration pursuant to this Clause 13, including, if necessary, the grant of interlocutory relief pending the outcome of the arbitration.

14.	Other Provisions

14.1	Further Assurance

1.14.1 Each Party shall, and shall use its reasonable endeavours to procure and ensure that any other Person shall, from time to time execute such documents and perform such acts and things as any other Party may reasonably require to give such other Party the full benefit of this Agreement.

14.2	Remedies

14.2.1	Unless otherwise provided, the rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy otherwise provided by Law.

14.2.2

Without prejudice to any other rights or remedies which a Party may have, the Parties acknowledge and agree that damages may not be an adequate remedy for any breach by any Party of its obligations under this Agreement and a Party is entitled to seek the remedies of injunction, specific performance and other equitable relief for any such threatened or actual breach.

14.3	Waiver

14.3.1

No exercise or failure to exercise or delay in exercising any right, power or privilege vested in any Party shall operate as a waiver thereof or of any other right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.3.2	Any waiver by any Party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision hereof.

14.4	Limitation of Liabilities

14.4.1

To the extent permissible by Laws, and except in the case of fraud, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

14.4.2	No Party shall have any liability to any other Party under this Agreement for or with respect to:

(i)	any Loss arising out of or in connection with a breach of this Agreement that does not arise naturally or in the ordinary course of things from that breach; or

(ii)

any loss of profit, loss of reputation or goodwill, loss or denial of business or business opportunity or loss of anticipated savings arising out of or in connection with the performance of its obligations under this Agreement.

14.5	Obligations Several

1.14.2	The obligations of the Shareholders under this Agreement are several.

14.6	Severance

1.14.3 If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Agreement.

14.7	Variation

14.7.1	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each Significant Shareholder.

14.7.2

Notwithstanding the foregoing, no variation of any provision in this Agreement that adversely affects a Shareholder in any manner that is materially different from the effect of such amendment on the rights of the Significant Shareholders (solely in their capacity as such) shall be effected without the prior written consent of such Shareholder.

14.7.3

Any variation of this Agreement shall be made in writing, be executed by each Significant Shareholder or Shareholder (as the case may be) and be delivered by each Significant Shareholder or Shareholder to the other Significant Shareholders or Shareholders (as the case may be).

14.7.4	Any purported variation of this Agreement in violation of this Clause 14.7 shall be void and unenforceable.

14.8	Entire Agreement

1.14.4 This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement:

14.8.1	to the exclusion of any terms implied by Law which may be excluded by contract; and

14.8.2	supersedes any previous written or oral agreement between any of the Parties (or their Affiliates) in relation to the matters dealt with in this Agreement

14.9	No Partnership

1.15 Nothing in this Agreement shall be deemed to create any partnership between the Shareholders. No Shareholder has the power or the right to bind or commit any other Shareholder or the Company.

14.10	No Third Party Rights

1.16 A person who is not a Party to this Agreement has no right to enforce any term of this Agreement.

14.11	Signing by Counterparts

1.17 This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same document. Each Party may sign this Agreement by signing any such counterpart.

14.12	Waiver of Requirement of any Judicial Approval for Termination

1.18 The Parties agree to waive Article 1266 of the Indonesian Civil Code (Kitab Undang-Undang Hukum Perdata) to the extent that prior judicial approval is required for the cancellation or termination of this Agreement.

14.13	English Language to Prevail

14.13.1

This Agreement is entered into in the English language and each Party confirms that it has read and fully understood the content and consequences of this Agreement and has no objection to this Agreement being written, and entered into, in English.

14.13.2

By no later than two months from the date of this Agreement, the Parties shall execute the Bahasa Indonesia Translation version of this Agreement (“Bahasa Indonesia Translation”). The Bahasa Indonesia Translation will be deemed to be effective from the date the English language version was executed and, for the avoidance of doubt, the Bahasa Indonesia Translation shall not create any duplication of the rights and obligations of the parties. The Parties acknowledge that the English version of this Agreement binds the Parties and that Law 24 does not discharge or nullify their obligations under the English version of this Agreement. In the event of any inconsistency or difference in interpretation between the Bahasa Indonesia Translation and the English version, the English version shall prevail and the Bahasa Indonesia Translation will be deemed to be amended to conform with and to be consistent with the relevant English version.

14.13.3

The Parties further agree that the Bahasa Indonesia Translation has been prepared solely for compliance with Law 24 and shall be for reference only among the Parties. The Parties agree and undertake that they will not (and will not allow or assist any other Parties to) in any manner or forum, challenge the validity of, or raise or file any objection to, the transaction or this Agreement on the basis of any failure to comply with Law 24.

Schedule 1

Shareholding Structure

On the Effective Date
Name of Shareholder	Number of Shares	Shareholding Percentage (%)
GPNA	108,617	79,57
ITI	4,441	3,254
AAA	17,000	12,454
CFI	6,441	4,719
Total	136,499	100

Schedule 2

Shareholders’ Meetings

1.	Shareholders’ Meetings

(a)	The Shareholders shall meet at least once a calendar year.

(b)	(i) Any Director or Commissioner may at any time and from time to time call; and

(ii)

any Director or Commissioner shall, within five Business Days upon receiving a written request by a Shareholder holding not less than 10% of all the outstanding Shares as at the time it wishes to call a Shareholders’ Meeting, call, a Shareholders’ Meeting by giving notice in accordance with paragraph 1(c).

(c)	Notice of any Shareholders’ Meeting shall (unless waived by all the Shareholders in writing):

(i)	be given to each Shareholder;

(ii)	unless a longer notice period is required by applicable Laws, be given not less than 14 days prior to (and excluding) the date of the relevant meeting;

(iii)	specify the date, time and place of the relevant meeting; and

(iv)	include an agenda or brief description of the matters to be discussed at the relevant meeting.

(d)	Each Shareholder shall be entitled to attend and speak at each Shareholders’ Meeting.

(e)	(i) The quorum for a Shareholders’ Meeting as initially scheduled shall be:

(x)

subject to paragraph 1(e)(i)(y), such number of Shareholders holding or representing a simple majority of all the outstanding Shares as at as at the date of the relevant meeting (or a higher quorum as may be required by Law); and

(y)

in relation to a resolution tabled at a Shareholders’ Meeting relating to those matters listed in Clause 3.1, such number of Shareholders holding or representing a simple majority of all the outstanding Shares as at as at the date of the relevant meeting (or a higher quorum as may be required by Law) and Grab’s representative.

(ii)

If a quorum is not present at any initially scheduled Shareholders’ Meeting within 30 minutes after the time specified for such meeting to commence, suh meeting shall be adjourned to the date falling no earlier than 10 calendar days and no later than 21 calendar days after the date initially scheduled for such meeting and notice of the adjourned meeting and its date, time and place shall be given to each Shareholder in accordance with paragraph 1(c).

(f)	The quorum for a Shareholders’ Meeting which has been adjourned in accordance with paragraph 1(e) shall be:

(i)

subject to paragraph 1(f)(ii), such number of Shareholders holding or representing any number of the outstanding Shares as at as at the date of the relevant meeting (or a higher quorum as may be required by Law); and

(ii)

in relation to a resolution tabled at a Shareholders’ Meeting relating to those matters listed in Clause 3.1, such number of Shareholders holding or representing any number of the outstanding Shares as at as at the date of the relevant meeting (or a higher quorum as may be required by Law) and Grab’s representative.

(g)	At any Shareholders’ Meeting or adjourned Shareholders’ Meeting, each Shareholder present shall be entitled to cast a vote.

(i)	All resolutions and decisions of the Shareholders at any Shareholders’ Meeting or adjourned Shareholders’ Meeting shall (unless a higher majority is required by applicable Laws):

(i)	subject to paragraphs 1(i)(ii), be passed or approved by a simple majority vote of all the Shares present and voted at the relevant meeting;

(ii)

In the case where such resolution or decision relates those matters listed in Clause 3.1, be passed or approved by a simple majority vote of all the Shares present and voted at the relevant meeting, which majority vote shall include the affirmative vote of Grab’s representative; and

(j) (i)

The Shareholders may participate in any Shareholders’ Meeting or adjourned Shareholders’ Meeting by means of a conference telephone or a video conference telephone or similar communications equipment by which all Persons participating in the meeting are able to hear and be heard by all other participants without the need for a Shareholder to be in the physical presence of another Shareholder. Any Shareholder so participating shall be deemed to be present in person at, and be counted as part of the quorum for, such meeting.

(ii)

A meeting conducted by means of a conference telephone or a video conference telephone or similar communications equipment as aforesaid is deemed to be held at the place agreed upon by the Shareholders attending the meeting, provided that at least one of such holder present at the meeting was at that place for the duration of the meeting.

2.	Resolutions in Writing

A resolution in writing of the Shareholders relating to:

(a)	subject to paragraph 2(b), any matter shall, if signed by all the Shareholders at the date of such resolution; and

(b)

be as valid and effectual as if it had been passed at a Shareholders’ Meeting or adjourned Shareholders’ Meeting. Any such resolution may consist of several documents in like form, each signed by one or more Shareholders.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

GP NETWORK ASIA PTE LTD

By:	/s/ Reuben Lai Yuen Tung
Name: Reuben Lai Yuen Tung
Title: Director

PT IDE TEKNOLOGI INDONESIA

By:	/s/ Pakerti W. Sungkono
Name: Pakerti W. Sungkono
Title: Director

PT ABHIMATA ANUGRAH ABADI

By:	/s/ Andya Daniswara
Name: Andya Daniswara
Title: Director

PT CAKRA FINANSINDO INVESTAMA

By:	/s/ San Verandy Herveranto Kusuma
Name: San Verandy Herveranto Kusuma
Title: Director

Shareholders’ Agreement